Exhibit 10.1

[Blockbuster Letterhead]

November 29, 2006

John F. Antioco

c/o Blockbuster Inc.

1201 Elm Street

Dallas, Texas 75270

Dear Mr. Antioco:

Blockbuster Inc. (“Blockbuster”) and you previously entered into an Employment Agreement dated June 18, 2004 (the “Employment Agreement”), pursuant to which you serve as Chairman of the Board and Chief Executive Officer of Blockbuster and a member of the Board. Paragraph 20 of the Employment Agreement provides that the Employment Agreement may be amended, modified or terminated only by a written document signed by you and a duly authorized officer of Blockbuster specifically referencing the provision or provisions being amended, modified or terminated.

Blockbuster and you now desire to amend (this “Amendment”) the provisions of Paragraph 6 of the Employment Agreement as set forth herein.

As used in this Amendment, terms that begin with an initial capital letter have the same meanings as such terms have in the Employment Agreement unless a contrary meaning is specified in this Amendment.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Blockbuster and you agree to amend the Employment Agreement as follows:

(1) Paragraph 6 of the Employment Agreement:

During the Employment Term, you shall be entitled to a car allowance of One Thousand One Hundred Dollars ($1,100) per month and continued access to Blockbuster aircraft on the terms in effect immediately prior to the Effective Date, subject to the rules and regulations of the Federal Aviation Administration, as they may change. In addition, during the Employment Term, you shall be entitled to perquisites at least as favorable as those provided to other 162(m) Executives.

is hereby amended in its entirety to read as follows:

During the Employment Term, you shall be entitled to a car allowance of One Thousand One Hundred Dollars ($1,100) per month and access to privately chartered aircraft on terms comparable to those in effect at the time Blockbuster owned and operated its own aircraft. In addition, during the Employment Term, you shall be entitled to perquisites at least as favorable as those provided to other 162(m) Executives.

(2) No Other Changes. No other terms or provisions of the Employment Agreement are changed or amended by this Amendment except as expressly provided above and no rights with respect to the Employment Agreement are waived hereby by either party thereto.

If the foregoing correctly sets forth our understanding, please sign, date and return all four (4) copies of this Amendment to the undersigned for execution on behalf of Blockbuster; after this Amendment has been executed by Blockbuster and a fully-executed copy returned to you, it shall constitute a binding amendment to the Employment Agreement.

Very truly yours,

BLOCKBUSTER INC.

By:	/s/ Larry J. Zine
Name:	Larry J. Zine
Title:	Executive Vice President, Chief Financial Officer and Chief Administrative Officer

ACCEPTED AND AGREED:

/s/ John F. Antioco
John F. Antioco
Dated: November 30, 2006